Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Investment Funds, Inc.

811-05309

A special meeting of the shareholders of Nuveen
Large Cap Value Fund (the Fund), a series of
Nuveen Investment Funds, Inc., was held on October
5, 2012.

The purpose of the meeting was to approve a reorganization of the Fund into Nuveen Dividend
Value Fund, a series of Nuveen Investment Funds,
Inc.

The results of the shareholder vote of were as follows

<c> Large Cap Value Fund
To approve an Agreement and
Plan of Reorganization

   For
                  5,275,857
   Against
                       60,641
   Abstain
                       33,116
      Total
                  5,369,614

Proxy materials are herein incorporated by reference to the SEC filing on Form 497 on August 27, 2012, accession number 0001193125-12-369294.